Exhibit 99.1
The First Bancorp Third Quarter Earnings Increase 11.9%
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended September 30, 2022. Unaudited net income was $10.1 million, up $1.1 million or 11.9% from the $9.0 million reported for the three months ended September 30, 2021 and represents a new quarterly earnings high mark for the Company. Earnings per common share for the period on a fully diluted basis were up $0.09 to $0.91 per share, an increase of 11.0% from the prior year. The Company also reported results for the nine months ended September 30, 2022. Net income was $29.8 million, up $3.1 million or 11.5% from the first nine months of 2021, with earnings per share on a fully diluted basis of $2.70, up $0.27 or 11.1% from the same period in 2021.
“The First Bancorp continued to perform strongly in the three months ended September 30, 2022, resulting in our fifth consecutive quarter of record earnings", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Net interest income has been the primary driver of our earnings performance and is up 16.6% year-to-date from the same period in 2021 on a combination of strong earning asset growth and expanded net interest margin. Earning asset growth was focused in the loan portfolio which, excluding Payroll Protection Program loans, has grown $232.3 million year-to-date, or 14.3%. Third quarter growth was centered in commercial loans, commercial real estate loans and loans secured by one-to-four family residential real estate. Our pipeline of new loans in process continues to be healthy."
Mr. McKim continued, "As noted, net interest income in 2022 has been strong year-to-date and in the third quarter was the primary factor in our overall positive performance. Loan growth along with higher interest rates drove a 23.0% increase in interest revenue from the portfolio compared to a year ago, outpacing increased funding costs and contributing to a 13.8% increase in net interest income for the third quarter of 2022 compared to the same period a year ago. Our net interest margin was 3.14% for the third quarter of 2022, up from 2.96% a year ago. Compared to the second quarter of 2022, net interest income increased 3.6% while the margin was in-line with the reported 3.13% for that period. Non-interest income before securities gains or losses increased 4.3% for the quarter ended September 30, 2022 compared to a year ago, and increased 15.4% from the second quarter of 2022, as strong debit card revenue offset an expected decline in mortgage banking revenue. Operating expenses for the period were impacted by one-time charges incurred in a loan sale transaction, leading to an efficiency ratio of 46.02% for the quarter, up modestly from 44.85%

for the same period a year ago, and from 43.49% in the second quarter of 2022. The efficiency ratio year-to-date remains favorable at 44.99% as of September 30, 2022, in line with 45.04% a year earlier."
"The First Bancorp is honored to be recognized by Piper Sandler Companies in its Sm-All Stars Class of 2022. Recognition as a 2022 Sm-All Star places the Company in a select group of top performing banks nationally as measured by growth, profitability, credit quality and capital strength. Thirty-five banks with market capitalization of $2.5 billion or less made this year's Sm-All Star list, and we were the only banking company in New England to be so honored. This is a significant milestone for The First Bancorp, one made possible by our team of dedicated and talented banking professionals."
Mr. McKim concluded, "In addition to our focus on earning asset growth, action was taken in the third quarter to further enhance the Bank's asset quality. In September we completed the sale of a $5.2 million block of mixed performing residential real estate loans, incurring one-time charges in the quarter of $681,000. The sale bolstered our already favorable asset quality metrics and positions the Bank well for potential economic uncertainty moving forward. Past due loans as of September 30, 2022 stood at 0.08% of the portfolio. In dollar terms, past due loans were at the lowest absolute level in the past six years, and there were no active COVID-19 related loan modifications."
THIRD QUARTER 2022 FINANCIAL HIGHLIGHTS
•Net Income of $10.1 million is an increase of 11.9% from the quarter ended September 30, 2021, an increase of 0.9% from the quarter ended June 30, 2022, and is a new quarterly earnings record for the Company.
•Pre-tax, Pre-Provision ("PTPP") Net Income (non-GAAP) increased 10.9% compared to the third quarter of 2021 and increased 0.8% from the second quarter of 2022.
•Loan balances increased $69.6 million in the third quarter to $1.86 billion.
•Low-cost deposits totaled $1.40 billion as of September 30, 2022, growing 4.0% in the third quarter.
•Net Interest Margin for the quarter ended September 30, 2022, was 3.14%, up from 2.96% for the quarter ended September 30, 2021, and up slightly from 3.13% for the quarter ended June 30, 2022.
•Quarterly shareholder dividend declared of $0.34 per share.

FINANCIAL CONDITION
Total assets at September 30, 2022, were $2.74 billion, up $104.7 million in the third quarter and up $205.5 million from a year ago. Earning assets increased $95.6 million during the quarter comprised primarily of an increase in loans of $69.6 million. As compared to September 30, 2021, earning assets have increased by $188.0 million centered in loan growth of $240.8 million, a decrease in the carrying value of investments of $24.1 million, and a reduction in interest earning cash balances of $28.0 million.
Loan growth in the third quarter was concentrated in the commercial and residential portfolios. Commercial loans increased by $55.7 million during the period, nearly all in the commercial real estate and commercial other sectors. Residential term loans increased by $12.7 million while residential construction loans decreased by $2.4 million. The home equity portfolio increased by $2.2 million, and the consumer loan portfolio decreased by $537,000.
Total deposits at September 30, 2022 were $2.37 billion, up $117.9 million during the quarter, and up $336.7 million or 16.6% from September 30, 2021. Core deposits increased by $36.2 million during the quarter, while low-cost deposits increased by $53.7 million in the third quarter with growth centered in Demand and NOW account balances. Certificates of deposit increased by $81.8 million during the quarter while borrowings decreased by $8.2 million.
The Company’s regulatory capital position remained strong as of September 30, 2022, with an estimated total risk-based capital ratio of 13.53%, and an estimated leverage capital ratio of 8.99%. The leverage capital ratio is an increase from the 8.92% and 8.57% reported as of June 30, 2022, and as of September 30, 2021, respectively. Growth in risk-weighted assets modestly lowered the total capital ratio from 13.63% as of June 30, 2022, and from 14.48% as of September 30, 2021. The Company's tangible book value per share was $17.13 as of September 30, 2022, down from $17.84 at June 30, 2022. The period-to-period change is the result of an increase in the unrealized loss position on available for sale securities. Adjusted to remove unrealized losses, the tangible book value per share (non-GAAP) would have been $21.44 as of September 30, 2022, an increase of 3.0% for the quarter.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality continues to be strong. As of September 30, 2022, the ratio of non-performing assets to total assets was 0.07%, down from 0.18% as of June 30, 2022, and down from 0.25% at September 30, 2021. Net charge-offs year-to-date in 2022 were an annualized 0.03% of total loans, unchanged from 2021. Past due loans were 0.08% of total loans as of September 30, 2022, improved from 0.18% of total loans at June 30, 2022, and from 0.25% as of September 30, 2021.
The provision for loan losses totaled $400,000 in the third quarter of 2022, compared with $525,000 for the same period in 2021. The allowance for loan losses stood at 0.88% of total loans and 881% of non-performing loans as of September 30, 2022, as compared to 0.91% of total loans and 337% of non-performing loans at June 30, 2022, and 1.08% of total loans and 285% of non-performing loans as of September 30, 2021.
OPERATING RESULTS
Net Income for the three months ended September 30, 2022, was $10.1 million, an increase of $1.1 million or 11.9% from the three months ended September 30, 2021. On a PTPP (non-GAAP) basis net income for the period was $12.7 million, up $1.3 million or 10.9% from a year ago. The Company’s Return on Average Assets of 1.51% for the quarter was up from the 1.44% posted during the third quarter of 2021. The third quarter 2022 PTPP Return on Average Assets was 1.90%, up from 1.83% a year ago. Return on Average Tangible Common Equity was 19.73% for the third quarter of 2022, compared to 17.14% for the third quarter of 2021. The Company's Efficiency Ratio (non-GAAP) was 46.02% in the third quarter of 2022, up from 44.85% in the third quarter of 2021.
Contributing factors to the Company’s operating results in the three months ended September 30, 2022, included:
•Net interest income increased $2.4 million from the third quarter of 2021, an increase of 13.8%, attributable primarily to a rise in revenue from earning asset growth. Net interest income was up $666,000 or 3.6% from the second quarter of 2022.
•Net interest margin for the third quarter of 2022 was 3.14%, up from 2.96% for the same period in 2021.
•Non-interest income before securities gains or losses was $4.7 million, an increase of $192,000 or 4.3% from the quarter ended September 30, 2021, and an increase of $628,000 or 15.4% from the second quarter of 2022.
◦Debit card revenue increased $796,000 or 59.8% from the third quarter of 2021 and increased $802,000 or 60.5% from the second quarter of 2022. The increase from prior periods is primarily due to receipt of one-time program incentive payments.
◦Service charge revenue increased $41,000 from the third quarter of 2021, and decreased $13,000 from the second quarter of 2022.

◦Revenue decreased $48,000 or 4.2% from the third quarter of 2021 and decreased $142,000 or 11.6% from the second quarter of 2022 at First National Wealth Management, the Bank’s trust and investment management division. The revenue decrease from prior periods is attributable to a market-driven decline in assets under management.
◦Mortgage banking revenue decreased $674,000 or 65.4% from the third quarter of 2021, and $24,000 or 6.3% from the second quarter of 2022. The decrease from prior year is attributable to a significant year-to-year decrease in mortgage refinance activity, and a $49,000 mark against mortgage servicing rights recognized in the third quarter of 2022.
•Non-interest expense for the quarter ended September 30, 2022 was $11.4 million, up $1.4 million or 14.5% from the quarter ended September 30, 2021.
◦Occupancy expenses decreased $15,000, or 2.0%, from the third quarter of 2021 and decreased $29,000, or 3.9%, from the second quarter of 2022.
◦Employee salary and benefit expenses increased $333,000, or 6.1% from the third quarter of 2021, and increased $359,000, or 6.7% from the second quarter of 2022.
◦Other Operating Expenses increased $901,000, or 37.4%, from the third quarter of 2021, and increased $767,000 or 30.1% from the second quarter of 2022. These period-to-period increases are largely attributable to one-time charges totaling $681,000 incurred in the residential mortgage sale.
DIVIDEND
On September 21, 2022, the Company's Board of Directors declared a third quarter dividend of $0.34 per share. The third quarter dividend represents a payout to shareholders of 37.0% of earnings per share for the period, and will be paid on October 21, 2022, to shareholders of record as of October 5, 2022.

ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.71 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	September 30, 2022	December 31, 2021	September 30, 2021
Assets
Cash and due from banks	$27,408	$20,634	$27,126
Interest-bearing deposits in other banks	65,786	66,678	93,779
Securities available for sale	283,268	320,566	309,224
Securities to be held to maturity	381,906	370,040	375,699
Restricted equity securities, at cost	4,514	5,365	8,839
Loans held for sale	—	835	1,437
Loans	1,857,975	1,647,649	1,617,212
Less allowance for loan losses	16,387	15,521	17,507
Net loans	1,841,588	1,632,128	1,599,705
Accrued interest receivable	8,176	7,544	8,380
Premises and equipment	28,548	28,949	29,106
Goodwill	30,646	30,646	30,646
Other assets	63,225	43,714	45,650
Total assets	$2,735,065	$2,527,099	$2,529,591
Liabilities
Demand deposits	$356,867	$334,945	$354,899
NOW deposits	656,865	655,061	625,294
Money market deposits	188,729	206,901	190,420
Savings deposits	381,312	360,185	348,033
Certificates of deposit	407,344	252,568	194,373
Certificates $100,000 to $250,000	295,112	258,211	263,860
Certificates $250,000 and over	83,720	55,426	56,334
Total deposits	2,369,949	2,123,297	2,033,213
Borrowed funds	118,343	136,342	233,201
Other liabilities	26,856	21,803	24,440
Total Liabilities	2,515,148	2,281,442	2,290,854
Shareholders' equity
Common stock	110	110	110
Additional paid-in capital	68,028	66,830	66,471
Retained earnings	198,902	180,417	174,391
Net unrealized loss on securities available for sale	(47,661)	(1,718)	(627)
Net unrealized loss on securities transferred from available for sale to held to maturity	(67)	(87)	(99)
Net unrealized gain (loss) on cash flow hedging derivative instruments	500	—	(1,537)
Net unrealized gain on postretirement costs	105	105	28
Total shareholders' equity	219,917	245,657	238,737
Total liabilities & shareholders' equity	$2,735,065	$2,527,099	$2,529,591
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,038,224	10,998,765	10,992,950
Book value per common share	$19.92	$22.33	$21.72
Tangible book value per common share	$17.13	$19.52	$18.90

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the nine months ended		For the quarter ended
	September 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
Interest income
Interest and fees on loans	$53,463	$45,864	$19,564	$17,286	$15,905
Interest on deposits with other banks	163	45	92	62	21
Interest and dividends on investments	12,329	11,173	4,335	4,083	3,662
Total interest income	65,955	57,082	23,991	21,431	19,588
Interest expense
Interest on deposits	8,190	5,796	4,164	2,401	1,650
Interest on borrowed funds	1,083	2,679	463	332	927
Total interest expense	9,273	8,475	4,627	2,733	2,577
Net interest income	56,682	48,607	19,364	18,698	17,011
Provision for loan losses	1,300	1,575	400	450	525
Net interest income after provision for loan losses	55,382	47,032	18,964	18,248	16,486
Non-interest income
Investment management and fiduciary income	3,513	3,352	1,087	1,229	1,135
Service charges on deposit accounts	1,358	1,132	454	467	413
Net securities gains (losses)	7	22	6	(1)	(142)
Mortgage origination and servicing income	1,234	4,351	356	380	1,030
Debit card income	4,884	3,875	2,128	1,326	1,332
Other operating income	2,031	1,852	684	679	607
Total non-interest income	13,027	14,584	4,715	4,080	4,375
Non-interest expense
Salaries and employee benefits	17,092	15,600	5,757	5,398	5,424
Occupancy expense	2,298	2,148	720	749	735
Furniture and equipment expense	3,740	3,535	1,266	1,239	1,135
FDIC insurance premiums	738	600	298	222	209
Amortization of identified intangibles	52	52	17	18	17
Other operating expense	8,273	7,367	3,313	2,546	2,412
Total non-interest expense	32,193	29,302	11,371	10,172	9,932
Income before income taxes	36,216	32,314	12,308	12,156	10,929
Applicable income taxes	6,423	5,591	2,217	2,159	1,915
Net Income	$29,793	$26,723	$10,091	$9,997	$9,014
Basic earnings per share	$2.73	$2.45	$0.92	$0.91	$0.83
Diluted earnings per share	$2.70	$2.43	$0.91	$0.91	$0.82

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the nine months ended		As of and for the quarter ended
	September 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021

Summary of Operations
Interest Income	$65,955	$57,082	$23,991	$21,431	$19,588
Interest Expense	9,273	8,475	4,627	2,733	2,577
Net Interest Income	56,682	48,607	19,364	18,698	17,011
Provision for Loan Losses	1,300	1,575	400	450	525
Non-Interest Income	13,027	14,584	4,715	4,080	4,375
Non-Interest Expense	32,193	29,302	11,371	10,172	9,932
Net Income	29,793	26,723	10,091	9,997	9,014
Per Common Share Data
Basic Earnings per Share	$2.73	$2.45	$0.92	$0.91	$0.83
Diluted Earnings per Share	2.70	2.43	0.91	0.91	0.82
Cash Dividends Declared	1.00	0.95	0.34	0.34	0.32
Book Value per Common Share	19.92	21.72	19.92	20.64	21.72
Tangible Book Value per Common Share	17.13	18.90	17.13	17.84	18.90
Market Value	27.55	29.14	27.55	30.13	29.14
Financial Ratios
Return on Average Equity(a)	16.78%	15.28%	17.13%	17.29%	14.92%
Return on Average Tangible Common Equity(a)	19.29%	17.62%	19.73%	19.94%	17.14%
Return on Average Assets(a)	1.54%	1.48%	1.51%	1.54%	1.44%
Average Equity to Average Assets	9.16%	9.68%	8.80%	8.91%	9.66%
Average Tangible Equity to Average Assets	7.96%	8.40%	7.64%	7.73%	8.41%
Net Interest Margin Tax-Equivalent(a)	3.17%	2.94%	3.14%	3.13%	2.96%
Dividend Payout Ratio	36.63%	38.78%	36.96%	37.36%	38.55%
Allowance for Loan Losses/Total Loans	0.88%	1.08%	0.88%	0.91%	1.08%
Non-Performing Loans to Total Loans	0.10%	0.39%	0.10%	0.27%	0.39%
Non-Performing Assets to Total Assets	0.07%	0.25%	0.07%	0.18%	0.25%
Efficiency Ratio	44.99%	45.04%	46.02%	43.49%	44.85%
At Period End
Total Assets	$2,735,065	$2,529,591	$2,735,065	$2,630,354	$2,529,591
Total Loans	1,857,975	1,617,212	1,857,975	1,788,355	1,617,212
Total Investment Securities	669,688	693,762	669,688	686,150	693,762
Total Deposits	2,369,949	2,033,213	2,369,949	2,252,022	2,033,213
Total Shareholders' Equity	219,917	238,737	219,917	227,685	238,737
(a) Annualized using a 365-day basis for both 2022 and 2021.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2022 and 2021.

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
Net interest income as presented	$56,682	$48,607	$19,364	$18,698	$17,011
Effect of tax-exempt income	1,719	1,762	592	$570	574
Net interest income, tax equivalent	$58,401	$50,369	$19,956	$19,268	$17,585

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
Non-interest expense, as presented	$32,193	$29,302	$11,371	$10,172	$9,932
Net interest income, as presented	56,682	48,607	19,364	18,698	17,011
Effect of tax-exempt interest income	1,719	1,762	592	570	574
Non-interest income, as presented	13,027	14,584	4,715	4,080	4,375
Effect of non-interest tax-exempt income	127	124	43	43	41
Net securities (gains) losses	(7)	(22)	(6)	1	142
Adjusted net interest income plus non-interest income	$71,548	$65,055	$24,708	$23,392	$22,143
Non-GAAP efficiency ratio	44.99%	45.04%	46.02%	43.49%	44.85%
GAAP efficiency ratio	46.18%	46.37%	47.22%	44.66%	46.44%
The Company presents certain information based upon tangible common equity instead of total shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
Average shareholders' equity as presented	$237,412	$233,763	$233,763	$231,980	$239,672
Less intangible assets	(30,901)	(30,971)	(30,884)	(30,919)	(30,994)
Tangible average shareholders' equity	$206,511	$202,792	$202,879	$201,061	$208,678

The following table provides a reconciliation of period ending tangible common equity to the Company's consolidated financial statements:

	Period Ending
In thousands of dollars, except per share data	September 30, 2022	June 30, 2022	September 30, 2021
Shareholders' Equity	$219,917	$227,685	$238,737
Less Intangible Assets	(30,873)	(30,890)	(30,942)
Tangible Common Equity	189,044	196,795	207,795
Add Unrealized Losses on Available for Sale Securities, net of tax	47,661	32,795	627
Adjusted Tangible Common Equity	$236,705	$229,590	$208,422
Adjusted Tangible Book Value Per Share	$21.44	$20.81	$18.96

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the nine months ended		For the quarters ended
In thousands of dollars	September 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
Net Income, as presented	$29,793	$26,723	$10,091	$9,997	$9,014
Add: provision for loan losses	1,300	1,575	400	450	525
Add: income taxes	6,423	5,591	2,217	2,159	1,915
Pre-Tax, pre-provision net income	$37,516	$33,889	$12,708	$12,606	$11,454

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com